Exhibit 10.54

January 3, 2014

Louis Brenner, MD

90 Fairlee Road

Newton, MA 02468

Dear Lou:

It is my pleasure to extend you this offer of employment with Idera Pharmaceuticals, Inc. (the “Company”). On behalf of the Company, I set forth the terms of your employment.

1.	Employment. You will be employed to serve on a full time basis as Senior Vice President and Chief Medical Officer, effective on January , 2014 (the “Commencement Date”). You will be responsible for performing such duties as are consistent with your position, plus such other duties as may from time to time be assigned to you by the Chief Executive Officer. You shall report solely to the Chief Executive Officer. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. Notwithstanding the foregoing or anything else to the contrary, you may continue to perform clinical outpatient responsibilities for approximately five hours per week and may serve on Clinical Events Committees, Data Safety and Monitoring Boards, Advisory Boards or other similar activities, provided that such responsibilities and activities comply with the Invention, Non-Disclosure and Non-Competition Agreement referenced in Section 8 below and do not, individually or in the aggregate, materially interfere with your duties to the Company.

2.	Base Salary and Bonus.

(a)	Your annual base salary shall be $350,000 per year and shall be payable to you at periodic intervals in accordance with the Company’s payroll practices for salaried employees. Such base salary may be increased from time to time in accordance with normal business practices and in the sole discretion of the Company.

(b)

You shall be eligible to receive, for each fiscal year of the Company ending during your employment with the Company, an annual bonus of up to 35% of your annual base salary, whether pursuant to a formal bonus or incentive plan or program of the Company or otherwise. Such bonus, if any, will be approved by the Board of Directors or the Compensation Committee of the Board of Directors (together, the “Board”) in its sole discretion and will be based on both individual and Company performance objectives as developed and determined by the Company in its sole discretion. Notwithstanding the foregoing, the Company agrees that it shall pay you as your annual bonus for 2014 an amount equal to at

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January 3, 2014

least $122,500 if you remain employed with the Company through December 31, 2014. Any bonus earned by you and approved by the Board under this Section 2(b) shall be paid to you no later than March 15th of the calendar year following the calendar year in which such bonus is earned and approved by the Board under this Section 2.

(c)	The Company will pay you a signing bonus of $30,000 payable on March 1, 2014 if you remain employed with the Company as of such date.

(d)	All salary, bonus and other compensation payable to you pursuant to this Agreement shall be subject to applicable withholding taxes.

3.	Benefit Programs. You may participate in any and all benefit programs that the Company may establish and make available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. Such benefits may include medical, dental and retirement plans. Any benefits made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time and from time to time without advance notice.

4.	Reimbursement of Expenses. The Company shall reimburse you, in accordance with the Company’s expense reimbursement policy, for all reasonable travel, entertainment and other expenses incurred or paid by you in connection with, or related to, the performance of your duties, responsibilities or services under this Agreement, upon presentation by you of appropriate documentation, expense statements, vouchers and/or such other supporting information as the Company may request and in accordance with Section 11(e) below.

5.	Equity. Upon the commencement of your employment with the Company, you will receive, pursuant and subject to the terms of the Company’s 2013 Stock Incentive Plan, a non-statutory stock option award to purchase 600,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the Commencement Date (the “Option”). The Option shall vest over four years with the first installment vesting on the first anniversary of the Commencement Date and the balance of the shares vesting in equal quarterly installments over the remaining three years. The Option shall be evidenced by an option agreement that is consistent with the form of option agreement generally used by the Company and the terms of this letter.

6.	Termination of Employment Period. Your employment by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(a)	At the election of the Company, for Cause (as defined on Exhibit A), immediately upon written notice by the Company to you, which notice shall identify the Cause upon which the termination is based.

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January 3, 2014

(b)	At the election of either party, upon not less than fifteen days’ prior written notice of termination.

7.	Effect of Termination.

(a)	In the event your employment is terminated pursuant to Section 6(a) or 6(b), the Company shall pay to you the compensation and benefits otherwise payable you under Section 2 through the last day of your actual employment by the Company.

(b)	In the event that the Company terminates your employment with the Company at any time without Cause pursuant to Section 6(b), then, subject to Section 7(e) the Company shall also (i) continue to pay you your then current base salary for a period of twelve (12) months, payable in accordance with and at the times contemplated by the Company’s then current payroll practices and (ii) pay you any bonus earned by you and approved by the Board prior to such termination that is then unpaid.

(c)	Notwithstanding Section 7(b) above, and in lieu of any payment owed under Section 7(b), if any, in the event that the Company terminates you without Cause or you resign from employment with the Company for Good Reason upon a Change in Control (as such terms are defined below) or within the twelve (12) month period following the Change in Control, then, subject to Section 7(e), (i) the Company shall continue to pay you your then current base salary for a period of twelve (12) months, payable in accordance with and at the times contemplated by the Company’s then current payroll practices, (ii) the Company shall pay you any bonus earned by you and approved by the Board prior to such termination or resignation that is then unpaid and (iii) the Options shall vest in full and become immediately exercisable.

(d)	Following a termination of your employment entitling you to severance payments under Section 7(b) or Section 7(c), and subject to Section 7(e), if you are eligible for and elect to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, the Company will pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the earlier of (i) the end of the period for which the Company is paying you your then current base salary pursuant to Section 7(b) or Section 7(c) above (as applicable, the “Severance Period”) or (ii) the date your COBRA continuation coverage expires.

(e)

Notwithstanding anything in this Section 7 to the contrary, the Company’s obligations to make severance payments and provide benefits to you pursuant to this Section 7 shall be contingent upon your execution of a separation and release agreement (the “Release Agreement”) in a form reasonably acceptable to the Company which Release Agreement must become irrevocable within 60 days (or

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such earlier date as the Release Agreement provides) following the date of your termination of employment. Such payments and benefits shall begin to be paid or provided in the first regular payroll period beginning after the Release Agreement becomes binding on you; provided, however, that if the 60th day after termination occurs in the calendar year following the year of your date of termination, the severance payments and benefits shall be paid or provided no earlier than January 1 of such subsequent calendar year (whether or not the Release Agreement is executed prior to such date). You must continue to comply with the covenants referenced in Section 8 to continue to receive severance benefits. The severance payments and benefits shall constitute your sole remedy in connection with the termination of your employment in the event of a termination of your employment by the Company without Cause or by you for Good Reason.

8.	Invention, Non-Disclosure and Non-Competition Agreement. As a condition to your employment, you will be required to execute an Invention, Non-Disclosure and Non-Competition Agreement with the Company.

9.	Company Policies and Procedures. As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and e-mail) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources or information.

10.	Other Agreements and Governing Law. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from continuing in employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement. Please note that this Agreement supersedes any and all prior or contemporaneous agreements, discussions and/or understandings, whether written or oral, relating to the subject matter of this Agreement or your employment with the Company. The resolution of any disputes under this Agreement will be governed by Massachusetts law.

11.	Compliance with Section 409A. Subject to the provisions in this Section 11, any severance payments or benefits under this Agreement (including under Section 7 hereof) shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this Agreement:

(a)	It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for

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purposes of Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)	If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(c)	If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)	Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of your tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(ii)	Each installment of the severance payments and benefits due under this Agreement that is not described in Section 11(c)(i) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following your taxable year in which the separation from service occurs.

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January 3, 2014

(d)	The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 11(d), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(e)	All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f)	Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

12.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that your obligations to the Company are personal and shall not be assigned by you.

13.	Acknowledgment. You state and represent that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney. You further state and represent that you have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

14.	Miscellaneous.

(a)	No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

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January 3, 2014

(b)	The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c)	In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

If this Agreement correctly sets forth the initial terms under which you will be employed by the Company, please sign the enclosed duplicate of this Agreement in the space provided below, along with the enclosed Invention, Non-Disclosure and Non-Competition Agreement, and return them to me. If you do not accept this offer by January 9, 2014, the offer will be revoked. This offer is contingent on satisfactory reference checks.

Very truly yours,

By:	/s/ Sudhir Agrawal
Name:	Sudhir Agrawal
Title:	Chief Executive Officer

The foregoing correctly sets forth the terms of my employment with Idera Pharmaceuticals, Inc. I am not relying on any representations other than as set forth above.

/s/ Louis Brenner	Date: 1/6/14
Louis Brenner, M.D.

EXHIBIT A

Definitions

The following terms shall have the following definitions for purposes of this Agreement:

(a)	Cause shall mean (i) a material breach of any material term of this Agreement, (ii) a plea of guilty or nolo contendere to, or conviction of, a felony offense, (iii) repeated unexplained or unjustified absence, or refusals to carry out the lawful directions of the Board or (iv) material breach of a fiduciary duty owed to the Company under this Agreement, provided that any action or inaction described by (i), (iii) or (iv), above, shall not be the basis of a termination of your employment with the Company for “Cause” unless the Company provided you with at least 20 days advance written notice specifying in reasonable detail the conduct in need of being cured and such conduct was not cured within the notice period or prior to termination.

(b)	Change in Control shall mean the occurrence of any of the following events: (i) a change in the composition of the Board over a period of thirty-six consecutive months or less such that a majority of the members of the Board ceases to be comprised of individuals who are Continuing Members; for such purpose, a “Continuing Member” shall mean an individual who is a member of the Board on the date of this Agreement and any successor of a Continuing Member who is elected to the Board or nominated for election by action of a majority of Continuing Members then serving on the Board; (ii) any merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 60% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (iii) any sale of all or substantially all of the assets of the Company; (iv) the complete liquidation or dissolution of the Company; or (v) the acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from the Company) by any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company; provided however that, where applied to compensation subject to Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”), any acceleration of or change in payment shall only apply (if required by Section 409A) if the Change in Control is also a change in control event described in Treasury Regulation 1.409A-3(i)(5).

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(c)	Good Reason shall mean any action on the part of the Company not consented to by you in writing having the following effect or effects: (i) a material reduction in your base salary; (ii) a material diminution in your duties, responsibilities or authority as set forth in Section 1 of this Agreement or (iii) the Company’s requiring you to perform your ongoing and regular services at a location more than 50 miles from the location you are then performing your ongoing and regular services. You must (A) give notice to the Company of your intention to resign for Good Reason within 90 days after the occurrence of the event (or series of events) that you assert entitle you to resign for Good Reason, (B) state in that notice the condition that you consider to provide you with Good Reason to resign, (C) provide the Company with at least 30 days after you deliver your notice to cure the condition and (D) if the condition is not cured, resign for Good Reason on or prior to the 60th day after you deliver your notice.

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